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                                                                    EXHIBIT 10.3

Committee Rules

                   VII. 2005 DIRECTORS' DEFERRED COMPENSATION

                  The provisions of the Plan and these Rules apply to Directors' Compensation deferred after December 31, 2004. Directors' Compensation deferred before January 1, 2005, remains subject to the provisions of the Plan and the Rules as in effect on October 3, 2004.

1. DEFINITIONS. The following definitions apply to Directors' deferred compensation:

      (a) "Directors' Compensation" means all or a portion of the fees (including quarterly retainer fees, meeting fees, and such special or other fees as may be authorized by the Board of Directors, but excluding Director Options) paid to the Directors by reason of their serving on the Board and, if applicable, on Committees of the Board.

2. DIRECTORS' COMPENSATION. Each Director will have the option to defer his or her Directors' Compensation and have it either (i) credited to an account maintained for him or her by Nordson as cash or (ii) allocated to an account maintained for him or her by Nordson as Stock Equivalent Units.

3.    ELECTIONS TO DEFER DIRECTORS' COMPENSATION.

      (a) Time of Election. Any person who is appointed to fill a vacancy on the Board, or is newly elected as a Director, may elect within thirty days after the commencement of his or her term as a Director to defer the receipt of all or a specified portion of his or her Directors' Compensation earned for services performed for the balance of the year in which the election is made and for succeeding years.

      (b) Duration of an Election. An election to defer Directors' Compensation will be irrevocable and will continue from year to year until a Director terminates the election by written request or until the end of the year preceding the initial distribution to the Director under the schedule set forth in Section 5(a), whichever first occurs, but, in the event of a termination, the amount theretofore deferred will not be paid to the Director until the dates specified in the schedule set forth in Section 5(a). Any termination of an election by written request shall be effective as of the first day of the year following the year in which the written request is made.

      (c) Election to Defer Less than All Directors' Compensation. In the event that any Director elects to defer less than all of the Directors' Compensation payable to him or her for any period, Nordson will first pay the non-deferred portion of the Directors' Compensation to the Director in cash and will only commence to defer his or her Directors' Compensation, whether as cash or as Stock Equivalent Units,

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      at such time as the entire non-deferred portion has been paid to the
      Director in cash.

4.    ELECTION OF CASH OR STOCK EQUIVALENT UNITS.

      (a) Designation as Cash or Stock Equivalent Units. At the time that each Director makes an election to defer the receipt of all or a specified portion of his or her Directors' Compensation, the Director will designate whether the amount of the Directors' Compensation he or she elects to defer will be credited to his or her account as cash or allocated as Stock Equivalent Units.

      (b) Change of Designation from Cash to Stock Equivalent Units. Each Director who previously designated cash may at any time elect to have his or her designation changed from cash to Stock Equivalent Units (but not from Stock Equivalent Units to cash) and all or a portion of the cash credited to his or her account converted to Stock Equivalent Units; provided that no such election may be made relating to all or a portion of the cash credited to his or her account within six months of (i) an election to receive an early distribution under Section 5(b) hereof (if such distribution is funded by the conversion of Stock Equivalent Units), (ii) an election to make an intra-plan transfer under Nordson's Employees' Savings Trust Plan ("NEST") of funds held in a Nordson Common Share Fund account into any other Fund under the NEST, or (iii) an election to receive a cash distribution from the NEST, including a loan or hardship withdrawal, which is funded in whole or in part by the liquidation of Common Shares in the participant's Nordson Common Share Fund account. Upon making such an election, all or the designated portion of the cash credited to a Director's account will be converted into Stock Equivalent Units based on the Fair Market Value of the Common Shares at the date of conversion. "Fair Market Value" for purposes of this Section 4(b) means the average of the high and low price quoted for Common Shares as reported in the NASDAQ National Market System on the date of conversion.

      (c) Cash Credits. Nordson will maintain an account for each Director who elects to defer Directors' Compensation as cash and will credit his or her account (i) on the last day of each month with the amount of Directors' Compensation he or she elects to defer which otherwise would have been paid to him or her during the month and (ii) on the last day of each quarter with interest on the balance in this account at a rate equal to the rate of interest of Ten Year Treasury Securities as reported in the Federal Reserve Bank Constant Maturity Series H-15 Report for the last business day of the quarter, paid on the average daily balance in the account during the quarter. A Director whose account is credited with cash shall receive all distributions in cash.

      (d) Stock Equivalent Units. Nordson will maintain an account for each Director who elects to defer Directors' Compensation as Stock Equivalent Units. After a Director makes such an election, Nordson will credit his or her account (i) on the

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            last day of each month with a number of Stock Equivalent Units equal to the quotient of the amount of Directors' Compensation he or she elects to defer which otherwise would have been paid to him or her during the month divided by the Fair Market Value of the Common Shares on that day and (ii) on dividend payment dates with an additional number of Stock Equivalent Units equal to the product of the number of Stock Equivalent Units credited to this account immediately prior to the dividend payment date multiplied by a fraction, the numerator of which is the amount of the dividend per Common Share and the denominator of which is the Fair Market Value of the Common Shares on the dividend payment date. A Director whose account is credited with Stock Equivalent Units shall receive all distributions in Common Shares. "Fair Market Value" for purposes of this Section 4(d) means the average of the high and low price quoted for Common Shares as reported in the NASDAQ National Market System on the day the Directors account is credited.

      (e) Subject to Claims of General Creditors. All Directors' Compensation deferred and amounts credited to accounts as cash or Stock Equivalent Units under the terms of this Section 4 will remain part of the assets of Nordson and will be subject to the claims of its general creditors.

5. DISTRIBUTION.

      (a) Normal Distribution. The account maintained for each Director who elects to defer Directors' Compensation will be distributed in 16 quarterly installments (the amount of each to equal the balance in his or her account at the particular time divided by the number of remaining installments) beginning with the first day of the month immediately succeeding the month in which that Director ceases to be a Director. The undistributed balance of any account will bear interest at the rate specified in Section 4(c)(ii), or be credited with additional Stock Equivalent Units upon the payment of dividends as provided in Section 4(d), until the account has been completely distributed.

      (b) Early Distribution in Event of Financial Emergency. Notwithstanding the provisions of Section 5(a), a Director may, with the consent of the Committee, withdraw all or a portion of his or her accounts in the event of a financial emergency that is beyond the Director's control, would cause the Director great hardship if early withdrawal were not permitted, and qualifies as an "unforeseeable emergency" within the meaning of Code Section 409A(a)(2)(B)(ii); provided that, no election to receive such an early withdrawal will be permitted if it would be funded, in whole or in part, by the conversion of Stock Equivalent Units into cash and such election occurs within six months of an election to have all or any portion of the Director's cash account converted into Stock Equivalent Units or an election to make an intra-plan transfer under the NEST of funds from any Fund into the participant's Nordson Common Share Fund account. Any such early withdrawal shall be in the form of a cash distribution, with any Stock Equivalent Units converted into cash on the basis set

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            forth in Section 5(b), and will be limited to the amount necessary to meet the emergency.

6. DEATH OF A DIRECTOR. A Director may elect whether, in the event of his or her death prior to the expiration of the period during which his or her account balance is distributable, the account balance will be distributed to his or her estate (or designated beneficiary) in a single distribution or in the installments contemplated by Section 5(a). Such election will be made at the time of the election contemplated by Section 3; if no such election is made, the account balance will be distributed in a single distribution.

7. NON-COMPETITION. In the event a Director ceases to be a Director and becomes a proprietor, officer, partner, or employee of, or otherwise becomes affiliated with, any business that is in competition with the Company, his or her account balance will be distributed immediately to him or her in a single cash distribution. Any Stock Equivalent Units allocated to the Director's account will be converted into an amount of cash equal to the product of the number of Stock Equivalent Units allocated to his or her account multiplied by the Fair Market Value of the Common Shares on the date of the distribution. "Fair Market Value" for purposes of this
      Section 7 means the average of the high and low price quoted for Common Shares as reported in the NASDAQ National Market System on the date of distribution.

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